                                                                                                        Exhibit 11.1
                              CYANOTECH CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                Fiscal years ended March 31, 1998, 1997 and 1996

                                                                     1998               1997              1996
                                                                ----------------    --------------    --------------
BASIC EARNINGS PER SHARE
Net income (loss)                                                   $ (300,000)       $ 4,159,000       $ 2,509,000
Less: Requirement for Preferred Stock dividends                       (289,000)          (294,000)         (354,000)
                                                                ----------------    --------------    --------------
Net income (loss) available to Common stockholders                  $ (589,000)       $ 3,865,000       $ 2,155,000
                                                                ================    ==============    ==============

Weighted average Common Shares outstanding                           12,909,000        12,583,000         9,583,000
                                                                ================    ==============    ==============

Net income (loss) per Common Share                                 $ (0.05)            $ 0.31            $ 0.22
                                                                ================    ==============    ==============

DILUTED EARNINGS PER SHARE
Net income (loss) available to Common stockholders                 $  (589,000)       $ 3,865,000       $ 2,155,000
Plus: Requirement for Preferred Stock dividends                              --           294,000           354,000
                                                                ----------------    --------------    --------------
Net income (loss) available to Common stockholders as
adjusted                                                           $  (589,000)       $ 4,159,000       $ 2,509,000
                                                                ================    ==============    ==============

Weighted average Common Shares outstanding                           12,909,000        12,583,000         9,583,000
Effect of dilutive securities
     Stock Options and Warrants                                              --           340,000           994,000
     Convertible Preferred Stock                                             --         3,675,000         3,925,000
                                                                ----------------    --------------    --------------
Weighted average Common Shares outstanding as adjusted               12,909,000        16,598,000        14,502,000
                                                                ================    ==============    ==============

Net income (loss) per Common Share (1)                             $ (0.05)            $ 0.25            $ 0.17
                                                                ================    ==============    ==============

(1) For the year ended March 31, 1998, warrants and options to purchase Common Stock shares of the Company and convertible preferred stock were outstanding, but were not included in the 1998 computation of Diluted net loss per common share because the inclusion of these securities would have had an antidilutive effect on the net loss per common share.